EXHIBIT 10.1(c)

AMENDMENT NO 2
TO THE
PEOPLES BANCORP INC. RETIREMENT SAVINGS PLAN

WHEREAS, Peoples Bancorp Inc. (the “Employer”) has adopted the Peoples Bancorp Inc. Retirement Savings Plan (the “Plan”) amended and restated effective January 1, 2011; and

WHEREAS, the Plan provides that it may be amended from time to time; and

WHEREAS, the Employer desires to amend the Plan in order to add a Roth contribution feature effective on and after January 1, 2013.

NOW, THEREFORE, the Plan is amended as follows:

1.	Effective January 1, 2013, the following Appendix B- Roth Elective Deferral Contributions- shall be added to the Plan:

Appendix B - Roth Elective Deferral Contributions

A Participant may make Roth Elective Deferral Contributions through an Enrollment Election on the same basis as the Participant can make Section 401(k) Contributions to the Plan. Roth Elective Deferral Contributions made by a Participant shall be allocated to an account for his benefit titled “Roth Elective Deferral Contribution Account.” Notwithstanding the foregoing, all salary deferral contributions made as a condition of a Participant's participation in the Plan (i.e. “automatic enrollment” contributions) in accordance with Section 2.01 of the Plan shall be contributed from a Participant's Compensation in the form of Section 401(k) Contributions.

A Participant's Roth Elective Deferral Contribution Account shall be invested in the same manner as such person's Section 401(k) Account.

Roth Elective Deferral Contributions made by a Participant in a calendar year shall be aggregated with such person's Section 401(k) Contributions for the purpose of determining the limitations set forth in Section 3.03 of the Plan on Section 401(k) Contributions that can be contributed by a Participant in a calendar year. Should an excess deferral occur as a result of the application of such limitation, the Participant's Roth Elective Deferral Contributions shall be distributed prior to the distribution of the Participant's Section 401(k) Contributions.

Roth Elective Deferral Contributions shall be treated as Annual Additions for the Limitation Year in which such amounts were allocated.

A Participant may make Rollover Contributions consisting of Roth Elective Deferral Contributions directly from another eligible retirement plan on the same basis as such person may make other Rollover Contributions, except that all Rollover Contributions which consist of Roth Elective Deferral Contributions are required to be placed in a separate account for his benefit titled “Roth Rollover Account.” Indirect rollover contributions consisting of Roth contributions shall not be accepted by the Plan.

A Participant may make a withdrawal or distribution from his Roth Elective Deferral Contribution Account and Roth Rollover Account on the same basis and at the same time as the Participant may make a withdrawal or distribution from his Section 401(k) Account and Rollover Account. The Committee may create an ordering rule as to in what order each subaccount (including a Roth Elective Deferral Contribution Account) is to be liquidated to satisfy a Participant's withdrawal or distribution made in accordance with Sections 6 through 9 of the Plan, or the loan provisions set forth in Section 16.03 of the Plan; or may permit the Participant to designate the ordering sequence of each subaccount from which such withdrawal or distribution shall be taken.

For the purpose of this Appendix B, “Roth Elective Deferral Contributions:” (1) are after-tax contributions made by a Participant pursuant to an Enrollment Election; (2) shall be subject to Section 402A of the Code; and (3) are irrevocably designated as Roth Elective Deferral Contributions by the Participant at the time of such Enrollment Election.

IN WITNESS WHEREOF, this amendment shall be effective as set forth above.

PEOPLES BANCORP INC.

Date:	February 1, 2013	By:/s/	TYLER J. WILCOX
Tyler J. Wilcox

Senior Vice President, Director of Human Resources